Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 321 to the Registration Statement on Form N-1A of Fidelity Salem Street Trust:  Fidelity Short-Term Bond Fund of our reports dated October 22, 2015 and April 20, 2016 on the financial statements and financial highlights included in the August 31, 2015 and February 29, 2016 Annual Report and Semi-Annual Report, respectively, to Shareholders of the above referenced fund, which is also incorporated by reference into the Registration Statement.

We further consent to the reference to our Firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts

April 28, 2016